Exhibit 99.1

GLOBAL NET LEASE announces upsized credit facility, $50 million commitment from Barclays brings facility total to $1.2 billion

NEW YORK – February 25, 2021 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that Barclays has committed $50 million to the Company’s revolving credit facility, bringing total commitments to approximately $1.2 billion. The increase in commitments was made, at the request of the Company, pursuant to the credit facility’s uncommitted “accordion feature.”

“We are very pleased to be expanding our relationship with Barclays and adding their expertise to our robust banking group,” said James Nelson, CEO of GNL. “The upsized credit facility helps us to actively pursue and close accretive acquisitions in the United States and Europe that fit our strict investment criteria. The strength of GNL’s balance sheet and the availability of funds on our credit facilities permit us to be nimble in our active management of the Company’s portfolio.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat the COVID-19, on the Company, the Company’s tenants and the global economy and financial markets, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020, the Company’s Quarterly Report on Form10-Q for the quarter ended June 30, 2020 filed on August 6, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed on November 6, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510